Exhibit (99)



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                              Financial Statements
                                  June 30, 1998



                              MOORE STEPHENS, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Shareholders

Tengtu International Corp.

We have audited the accompanying consolidated balance sheet of Tengtu International Corp. and its subsidiaries as of June 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two fiscal years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tengtu International Corp. and its subsidiaries as of June 30, 1998, and the results of their operations and their cash flows for each of the two fiscal years in the period then ended in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $4,402,014 and utilized $1,389,820 in cash for operations for the year ended June 30, 1998, and, as of that date, had a working capital deficiency of $1,090,316. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Moore Stephens, P.C.
Certified Public Accountants

New York, New York
April 1, 1999

Except for Note 8b
as to which the date is
May 25, 1999





                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1998

                                     ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                       $   409,806
    Accounts receivable, net of allowance for
         doubtful accounts of $66,900                                   117,062
    Due from related party                                              290,525
    Due from investee                                                    50,000
    Prepaid expenses                                                     35,210
    Inventories                                                         225,613
    Advances to suppliers                                               122,415
    Other receivables                                                    26,728
                                                                    -----------
                  Total Current Assets                                1,277,359

PROPERTY AND EQUIPMENT, net                                           1,434,609

Investment - at equity                                                  145,421

OTHER ASSETS                                                             14,537

TOTAL ASSETS                                                        $ 2,871,926
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                $ 1,387,795
    Accrued expenses                                                    930,182
    Other liabilities                                                    49,698
                                                                    -----------
                  Total Current Liabilities                           2,367,675
                                                                    -----------

COMMITMENTS [Note 8]

STOCKHOLDERS' EQUITY
    Preferred stock, par value $.01 per share authorized
     10,000,000 shares; issued -0- shares
    Common stock, par value $.01 per share; authorized
     100,000,000 shares; issued 19,297,107 shares                       192,972
    Additional paid in capital                                        9,394,651
    Accumulated deficit                                              (8,596,690)
    Cumulative translation adjustment                                   ( 9,335)
                                                                    -----------
                                                                        981,598
    Less: Treasury stock, at cost, 78,420 common shares                    (784)
    Less: unamortized deferred compensation                            (476,563)
                                                                    -----------
                  Total Stockholders' Equity                            504,251
                                                                    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 2,871,926
                                                                    ===========




              The accompanying notes are an integral part of these
                       consolidated financial statements.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                    FOR THE YEAR ENDED JUNE 30,
                                                     1998              1997
                                                     ----              ----
SALES                                            $  3,223,170      $  2,135,066
COST OF SALES                                       3,010,160         2,133,911
                                                 ------------      ------------
GROSS INCOME                                          213,010             1,155
                                                 ------------      ------------
OPERATING EXPENSES
  Research and development                            511,889         1,041,092
  General and administrative                        3,477,805         2,688,089
  Advertising                                         128,709            41,793
  Selling                                             298,396            81,875
  Depreciation and amortization                        97,858            66,992
  Write down of goodwill                              180,000               -0-
                                                 ------------      ------------
                                                    4,694,657         3,919,841
                                                 ------------      ------------
OTHER INCOME (EXPENSE)

  Equity earnings in investee                          18,967               -0-
  Interest income                                      22,578           100,916
  Other income                                         38,088               -0-
  Other costs (Note 13)                                   -0-          (111,620)
                                                 ------------      ------------
                                                       79,633           (10,704)
                                                 ------------      ------------
NET LOSS                                         $ (4,402,014)     $ (3,929,390)
                                                 ============      ============

NET LOSS PER COMMON SHARE
 [Basic and Diluted]                             $       (.23)     $       (.22)

WEIGHTED AVERAGE NUMBER OF SHARES                  18,813,545        17,470,174

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
    During the fiscal year ended June 30, 1997 the Company issued 2,000,000 shares of common stock for the acquisition of a subsidiary.










              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                        STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997



                                    COMMON STOCK        ADDITIONAL                CUMULATIVE    TREASURY    UNAMORTIZED    STOCK-
                                    ------------         PAID-IN     ACCUMULATED
TRANSLATION    STOCK AT     DEFERRED      HOLDERS'
                                SHARES       AMOUNT       CAPITAL       DEFICIT     ADJUSTMENT    COST     COMPENSATION    EQUITY
                                ------       ------       -------       -------     ----------  ---------  ------------     ------
Balance-June 30, 1996         15,377,750   $ 153,778    $  859,095    $(265,286)      $ -0-     $ -0-        $  -0-    $   747,587

Issuance of common stock       3,419,357      34,194     7,659,333         -0-          -0-       -0-           -0-      7,693,527

Deferred compensation
related to stock options
issued below market value                        -0-       150,000         -0-          -0-       -0-       (100,000)       50,000

Deferred compensation
related to shares to be
issued for services at
fair market value                   -0-                    731,250                                          (670,313)       60,937

Translation adjustment                           -0-           -0-         -0-      (15,631)      -0-           -0-        (15,631)

Treasury stock                                   -0-           -0-         -0-          -0-      (784)          -0-           (784)

Net loss - year ended June
30, 1997                                         -0-           -0-    (3,929,390)       -0-       -0-           -0-     (3,929,390)
                              ----------   ---------    ----------    -----------    --------    ------    ---------    -----------
Balance - June 30, 1997       18,797,107   $ 187,972    $9,399,678   $(4,194,676)  $(15,631)   $ (784)     $(770,313)  $ 4,606,246

Issuance of common stock
in exchange for services at      500,000       5,000        (5,000)          -0-        -0-       -0-           -0-             -0-
fair value - June 19, 1998

Amortization of deferred
compensation related to
stock options issued in
year ended June 30, 1997                         -0-           -0-           -0-        -0-       -0-        293,750       293,750

Adjustment to
minority interest                                -0-           (27)          -0-        -0-       -0-           -0-            (27)

Translation adjustment                           -0-           -0-                     6,296                                 6,296
Net loss - year ended
June 30, 1998                                    -0-           -0-    (4,402,014)       -0-       -0-           -0-     (4,402,014)
                              ----------   ---------    ----------    -----------   --------    ------    ---------    -----------
Balance - June 30, 1998       19,297,107   $ 192,972    $9,394,651   $(8,596,690)   $(9,335)   $ (784)   $  (476,563)   $  504,251
                              ==========   =========    ==========    ==========    =======    ======    ===========    ==========






              The accompanying notes are an integral part of these
                       consolidated financial statements.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        FOR THE YEAR ENDED JUNE 30,
                                                                            1998          1997
                                                                            ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                             $(4,402,014)   (3,929,390)
     Adjustments to reconcile net loss
     to net cash used by operating activities:
         Depreciation and amortization                                        289,613        66,992
         Provision for bad debt                                                66,900          -0-
         Offset of software purchase price by licensing fee revenue              -0-        (54,180)
         Cumulative translation adjustment                                       -0-        (15,631)
         Noncash compensation expense on granting of stock options             50,000        50,000
         Investment - at equity                                                (3,560)         -0-
         Noncash compensation expense on shares to be issued                  243,750        60,937
         Adjustment of interest in joint venture                                 -0-         50,000
         Write-down of goodwill                                               180,000          -0-
         Changes in operating assets and liabilities:
         Decrease (Increase) in operating assets:
              Accounts receivable                                              79,738      (263,700)
              Prepaid expenses                                                559,611      (612,635)
              Inventories                                                     248,840      (474,453)
              Advances to suppliers                                           180,908      (303,323)
              Other receivables                                                88,097      (126,500)
              Organization Costs                                                 -0-        (10,294)
              Advance                                                          50,228          -0-
              Due from investee                                               (50,000)         -0-
              Due from related party                                         (258,819)         -0-
              Other assets                                                     14,147          -0-
         Increase (Decrease) in operating liabilities:
              Accounts payable                                              1,084,875       317,106
              Accrued expenses                                                262,052       668,130
              Due to related party                                            (49,756)       74,128
              Other liabilities                                               (24,430)       94,578
                                                                          -----------   -----------
               Net Cash Used by Operating Activities                       (1,389,820)   (4,408,235)
                                                                          -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                                      (945,135)   (1,000,729)
     Change from consolidation to equity accounting
        for investee                                                          (43,669)         -0-
                                                                          -----------   -----------
         Net Cash Used by Investing Activities                               (988,804)   (1,000,729)
                                                                          -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Issuance of common stock                                                     -0-     7,693,527
                                                                          -----------   -----------

         Net Cash Provided by Financing Activities                                -0-     7,693,527
                                                                          -----------   -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                         3,867          -0-
                                                                          -----------   -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (2,374,757)    2,284,563
CASH AND CASH EQUIVALENTS, beginning of year                                2,784,563       500,000
                                                                          -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                    $   409,806   $ 2,784,563
                                                                          ===========   ===========





              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     THE COMPANY

Tengtu International Corp. (The "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. After operating as a Development Stage Enterprise through 1991, the Company became inactive and remained so until May 1996, when control of it was acquired by several individuals. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries, are the development and marketing of educational software and other forms of electronic publishing in China and Canada.

As shown in the accompanying financial statements, , the Company incurred a net loss of $4,402,014 and utilized $1,389,820 in cash for operations for the year ended June 30, 1998, and, as of that date, had a working capital deficiency of $1,090,316. Those factors, as well as a significant downsizing of operations in its largest operating subsidiary, create an uncertainty about the Company's ability to continue as a going concern.

Management has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes a private placement of stock to inject cash into the Company, the reduction of operating expenses to a minimum and deferral of payments of consulting fees, the expansion of its Canadian investee through a financing of approximately $650,000, which was received in January 1999, and the use of government project financing to expand its operations in China. The ability of the Company to continue as a going concern is dependent on the success of its plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.       SIGNIFICANT ACCOUNTING POLICIES

     a.       PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% interest. The Statement of Operations, Stockholders' Equity and Cash Flows for the year ended June 30, 1997 include a subsidiary that is accounted for in the June 30, 1998 financial statements using the equity method due to the Company's equity interest in the entity falling below 50%. Significant intercompany balances and transactions have been eliminated on consolidation. The Company contributed capital of $6,000,000 to a subsidiary in which the minority has a 43% interest. No portion of the $6,000,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, in the case of one subsidiary, the Company has charged to income the loss applicable to the minority interest as the loss was in excess of the minority's interest in the equity capital of the subsidiary.

         In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value of these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

     b.       USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 1998, and reported amounts of revenues and expenses during each of the two fiscal years then ended . Actual results could differ from those estimates.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

     2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         c.       REVENUE RECOGNITION

         Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted users and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-1. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists,
         (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable.

         Revenue from software license fees is recognized on a straight line basis over the term of the license.

         Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within approximately two weeks of delivery.

         The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of the hardware will delay the recognition of software sales revenues.

         d.       INVENTORIES

         Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

         e.       PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets, which range from two to ten years.

         f.       ORGANIZATION COSTS

         These costs consist primarily of incorporation and business registration fees for subsidiaries of the Company and are being amortized on a straight line basis over sixty months.

         g.       GOODWILL

         Goodwill represented the excess of cost of an acquired subsidiary over the fair value of net assets acquired, and was to be amortized on the straight-line basis over ten years. [See Note 4].

         h.       CASH EQUIVALENTS

         The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

         i.       INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" , which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

         The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

         j.      LOSS PER SHARE

         Income per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 1998 and 1997, earnings per share does not give effect to the exercise of these common stock equivalents in either year.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

         k.      ADVERTISING EXPENSE

         The Company expenses advertising costs as incurred.

         l.      IMPAIRMENT

         The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. [See Note 4].

         m.      FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

         The functional currency of the Company's subsidiaries in China is the renminbi. The Company's Canadian subsidiary (June 30, 1997 only) uses the Canadian dollar as its functional currency. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and therefore, foreign currency transaction gains and losses are immaterial.

         Assets and liabilities of the financial statements of foreign subsidiaries are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

         Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes.

         The Chinese government imposes significant exchange restrictions on transferring funds out of China for purposes unrelated to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.


         n.      STOCK-BASED COMPENSATION

         On July 1, 1996, the Company adopted the disclosure requirements of Financial Accounting Standards ("SFAS" No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("PB" Opinion No. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

         o.      SOFTWARE COSTS

         Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years of the useful life of the related product.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

3.       PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1998 is comprised as follows:


     Computer hardware                                   $   161,580

     Computer software                                        27,391
     Furniture and fixtures                                   44,886
     Automobiles                                             205,698
     Office equipment                                         81,274
     Leasehold improvement                                     3,816
     Production equipment                                  1,227,683
                                                           ---------
                                                           1,752,328

     Less: accumulated depreciation                         (317,720)
                                                            ---------


     Net property and equipment                          $ 1,434,609
                                                         ===========

Depreciation charged to operations for the year ended June 30, 1998 and 1997 was $289,613 and $66,992, respectively, of which approximately $191,755 was included in cost of sales for the year ended June 30,1998.

4.                IMPAIRMENT OF GOODWILL

         During the fiscal year ended June 30, 1998, the Company recorded an impairment loss of $180,000 from the write down of goodwill. As a result of the current year's loss and the necessary revisions to the projected future undiscounted cash flows, there is no longer justification for the carrying value of goodwill resulting from the Company's investment in a joint venture of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June 1996. As of June 30, 1998 and 1997 the Company's interest in the joint venture was 57%. Fair value of goodwill was based on the present value of estimated expected future cash flows from the related assets. As of June 30, 1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

5.                INCOME TAXES

         For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

         The Company has accumulated approximately $4,370,000 of operating losses which may be used to offset future federal taxable income. The utilization of the losses expire in years from 2005 to 2018. Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

5.       INCOME TAXES (CONTINUED)

         As the Company is not liable for either current or deferred income taxes for the years ended June 30, 1998 and 1997, respectively, no provision is shown on the statement of operations. The Company has recorded a deferred tax asset of approximately $1,486,000 at June 30, 1998 and $769,000 at June 30, 1997 due principally to net operating losses. A valuation allowance of an identical amount has been recorded, as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $717,000 and $769,000 during the years ended June 30, 1998 and 1997 respectively.

         The Company is a U.S. Company that operates through a branch office in Canada. As a U.S. Company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

         The net operating losses for the Company's Chinese subsidiaries total approximately $5,551,000. Net operating losses in China can be carried forward for five years. The Company's Chinese net operating losses expire between 2002 and 2003.

6.                WARRANTS

         The Company has 9,675,000 of warrants outstanding, which can be exercised to purchase a like number of shares of common stock at a price of $1.00. The warrants expire on July 30, 1998.

7.                CONCENTRATION OF CREDIT RISK

         The Company operates through subsidiaries located principally in Beijing, China and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in both geographic regions. At June 30, 1997, approximately 97% of the accounts receivable balance was due from customers in China. As of June 30, 1997, a balance from one customer accounted for approximately 38% of the accounts receivable balance.

         The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited. The Company established an allowance for doubtful accounts at June 30, 1998 of $66,900. The Company believes any credit risk beyond this amount would be negligible.

         At June 30, 1998, the Company had approximately $423,000 of cash in banks uninsured. The Company did not have balances in excess of the federally insured amounts in U.S. banks.

         The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

8.                COMMITMENTS AND CONTINGENCIES

         The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:


      YEAR ENDED
       JUNE 30,
       --------
         1999                                     $     108,200
         2000                                            29,600
         2001                                            14,800
                                                         ------
                                                  $     152,600


                  Rent expense for the years ended June 30, 1998 and 1997 has been charged as follows:


                                                          YEAR ENDED JUNE 30,
                                                           1998        1997
                                                           ----        ----

             General and administrative expense         $  790,065      $235,379
             Research and development                      110,810       112,767
             Selling expense                                79,531        23,357
             Cost of sales                                  72,257         -0-
                                                        ----------      --------
             Total rent expense                         $1,052,663      $371,503
                                                        ==========      ========

             The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:

                           YEAR ENDED
                           JUNE 30,
                           --------
                           1999                 $365,000
                           2000                  274,000
                                                 -------
                                                $639,000
                                                ========


In addition to the cash compensation, the Company is committed to issue 100,000 common shares to an employee.

In January 1998, the Company terminated its contract with a consultant effective May 1998. The Company completed negotiating a settlement with the consultant in May 1999. The settlement requires the Company to pay up to $120,000 to the consultant depending upon the Company's future cash flows and payments to other consultants and executives, as well as the issuance of 80,500 shares of the Company's common stock to the consultant. The settlement (both cash and fair value of the common stock) of $130,000 has been recorded as a liability as of June 30, 1998.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

8.       COMMITMENTS (CONTINUED)

         The Company leased office space under an operating lease, expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability is included in accrued expenses at June 30, 1998 and is part of rent expense within the Statement of Operations for the year ended June 30, 1998.

         The Company is committed to contribute $6,000,000 to the joint venture (see Note 4) upon the completion of its next major financing.

9.                FOREIGN OPERATIONS

         The Company operated principally through its subsidiaries for the year ended June 30, 1997, in two geographic areas: China and Canada. Following is a summary of information by area for that year ended June 30, 1997:



Net sales to unaffiliated customers:                       FOR THE YEAR
                                                          ENDED JUNE 30,
                                                               1997
                                                            -----------

China                                                         $2,125,700
Canada                                                             -0-
                                                             -----------
                                                              $2,125,700
                                                             ===========

Income (loss) from operations:

China                                                        $(1,891,100)
Canada                                                            24,500
                                                             -----------
                                                              (1,915,600)
Other income                                                     110,300
General corporate expenses                                    (2,063,100)
Net loss as reported in accompanying statements              $(3,868,400)
                                                             ===========


Identifiable assets:



       China                                                  $4,561,500


       Canada                                                    252,500
                                                             -----------

                                                               4,814,000

       General corporate assets                                  950,000
                                                             -----------


       Total assets as reported in accompanying statements    $5,764,000
                                                             ===========


There were no interarea sales in fiscal 1997. Identifiable assets are those that are identifiable with operations in each geographical area. General corporate assets consist primarily of cash, cash equivalents, fixed assets, and prepayments.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10.                RELATED PARTY TRANSACTIONS

         In the normal course of business with the joint venturer, the Company generated a receivable balance of $290,525 which represents the net balance of advances to and from the Company during the year ended June 30, 1998. During 1998 and 1997 respectively, the Company incurred consulting and related expenses of approximately $952,700 and $754,600 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. Approximately $249,500 and $634,200 of these amounts were paid during the years ended June 30, 1998 and 1997, respectively. Of the total expenses incurred, approximately $243,750 for 1998 and $60,900 for 1997 represent the value of common shares issued for services to two officers. The officers entered into agreements with the Company in the year ended June 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.



11.                STOCK OPTIONS

         On April 8, 1997, the Company granted options to an employee to purchase 150,000 shares of common stock at one-third of the market price at that date. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 1998, the remaining contractual life is nine years. Because the exercise price of the options was below the market price at the date of grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral will be recognized ratably over three years, with $50,000 being charged to operations for the years ended June 30, 1998 and 1997.

         Had the Company elected to recognize compensation expense using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:


                                                    YEARS ENDED JUNE 30,

                                               1998                   1997
                                               ----                   ----

              Net Loss as Reported             $(4,402,014)        $(3,929,390)

              Pro Forma Net Loss                (4,416,348)         (3,943,724)
              Loss Per Share as Reported              (.23)               (.22)
              Pro Forma Loss Per Share                (.23)               (.23)


         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.29 during 1997. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

11.      STOCK OPTIONS (CONTINUED)


                                                          JUNE 30, 1997
                                                          -------------
                Risk Free Interest Rate                       6.5
                Expected Life                                 1.8
                Expected Volatility                           16.2
                Expected Dividends                            None

12.      AUTHORITATIVE PRONOUNCEMENTS

         In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". Both are effective for financial statements for fiscal years beginning after December 15, 1997. The Company will adopt both statements on July 1, 1998. Financial position and results of operation are not expected to be materially affected by adoption of the statements.

         SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. While SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, earlier adoption is permitted. Reclassification of the financial statements for earlier periods is required. Management is in the process of determining its preferred format. The adoption of SFAS No. 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

         SFAS No. 131 changes how operating segments are reported in the annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997 and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the initial year of application. The Company is in the process of evaluating the disclosure requirements.

         In February 1998, the FASB issued SFAS No. 132, "Employers Disclosure about Pensions and Other Postretirement Benefits", which is effective for fiscal years beginning after December 15, 1997. The modified disclosure requirements are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

         The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

         SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all the provisions of SFAS No. 133 is not to be applied retroactively to the financial statements of prior periods. The Company will evaluate the new standard to determine any required new disclosures or accounting.


13.      OTHER COSTS

         In September and October of 1996, the Company made three payments to two different vendors totaling $111,620. These payments were authorized by a former officer of the Company. However, the Company does not appear to have supporting documentation showing that those payments were for the benefit of the Company and has not been able to obtain such documentation from the payees. Without this supporting documentation, the Company cannot determine if these payments were for valid business reasons and, therefore, the total of the payments is shown as a separate line item on the Statement of Operations for the year ended June 30, 1997. In fiscal year 1998, legal counsel of the Company has pursued these transactions. Despite these legal efforts, the Company has been unsuccessful in its attempt and therefore continues to believe these costs should be expensed.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                              Financial Statements
                                  June 30, 1999

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheet of Tengtu International Corp. and its subsidiaries as of June 30, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two fiscal years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tengtu International Corp. and its subsidiaries as of June 30, 1999, and the results of their operations and their cash flows for each of the two fiscal years in the period then ended in conformity with United States generally accepted accounting principles.

The accompanying statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $1,940,024 for the year ended June 30, 1999 and, as of that date, had a working capital deficiency of $2,420,503. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.
                              Moore Stephens, P.C.
                              Certified Public Accountants

New York New York September 26, 1999, except for Note 2 as to which the date is November 15, 1999.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1999

                                     ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                      $    115,552
    Accounts receivable, net of allowance for
         doubtful accounts of $209,981                                   50,625
    Due from related party                                              323,287
    Prepaid expenses                                                     29,903
    Inventories                                                          34,448
    Other receivables                                                    13,346
                                                                   ------------
                  Total Current Assets                                  567,161

PROPERTY AND EQUIPMENT, net                                           1,205,760

INVESTMENTS - at equity                                                  80,147

OTHER ASSETS                                                             58,844
                                                                   ------------
TOTAL ASSETS                                                       $  1,911,912
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable                                               $  1,475,409
    Accrued expenses                                                    404,776
    Due to related party consultants                                  1,059,549
    Other liabilities                                                    47,930
                                                                   ------------
                  Total Current Liabilities                           2,987,664
                                                                   ------------

COMMITMENTS [Note 8]

STOCKHOLDERS' DEFICIT
    Preferred stock, par value $.01 per share; authorized
     10,000,000 shares; issued -0- shares
    Common stock, par value $.01 per share; authorized
     100,000,000 shares; issued 19,477,607 shares                       194,777
    Additional paid in capital                                        9,220,096
    Accumulated deficit                                             (10,483,089)
    Accumulated Other comprehensive Income (Loss):
    Cumulative translation adjustment                                    (6,752)
                                                                   ------------
                                                                     (1,074,968)
    Less: Treasury stock, at cost, 78,420 common shares                    (784)
                                                                  -------------
                           Total Stockholders' Deficit               (1,075,752)
                                                                   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                        $  1,911,912
                                                                   ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEAR ENDED JUNE 30,




                                                         1999              1998
                                                 ------------      ------------
SALES                                            $    624,121      $  3,223,170
COST OF SALES                                         769,608         3,010,160
                                                 ------------      ------------
GROSS INCOME (LOSS)                                  (145,487)          213,010
                                                 ------------      ------------
OPERATING EXPENSES
  Research and development                              1,440           511,889
  General and administrative                        1,474,452         3,410,907
  Bad Debts                                           143,347            66,898
  Advertising                                              19           128,709
  Selling                                              52,671           298,396
  Depreciation                                         43,217            97,858
  Write down of goodwill                                  -0-           180,000
                                                 ------------      ------------
                                                    1,715,146         4,694,657
                                                 ------------      ------------
OTHER INCOME (EXPENSE)
  Equity earnings in investee                         (65,274)           18,967
  Interest income                                       3,923            22,578
  Other income                                         35,585            38,088
                                                 ------------      ------------
                                                      (25,766)           79,633
                                                 ------------      ------------
NET LOSS                                         $ (1,886,399)     $ (4,402,014)
                                                 ============      ============
NET LOSS PER COMMON SHARE
 [Basic and Diluted]                             $       (.10)     $       (.23)
WEIGHTED AVERAGE NUMBER OF                         19,317,382        18,813,545
SHARES







              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                        STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

                                                                                                     ACCUMULATED
                                   COMMON STOCK        ADDITIONAL                                      OTHER
                                   ------------         PAID-IN    COMPREHENSIVE     ACCUMULATED    COMPREHENSIVE
                               SHARES       AMOUNT      CAPITAL     INCOME(LOSS)      DEFICIT        INCOME(LOSS)
                               ------       ------     ---------   -------------    ----------     -------------
Balance-June 30, 1997        18,797,107   $ 187,972    $9,399,678                  $(4,194,676)     $ (15,631)

Issuance of common stock
  In exchange for services
 at fair value-June 19, 1998    500,000       5,000        (5,000)        -0-             -0-            -0-
Amortization of deferred
related to stock options
issued in year ended
June 1997                         -            -0-           -0-          -0-             -0-            -0-
Other                             -            -0-            (27)        -0-             -0-            -0-
Other Comprehensive income:
 Foreign currency adjustment      -            -0-           -0-     $     6,296          -0-           6,296
Comprehensive Income:
 Net loss                         -            -0-           -0-      (4,402,014)   (4,402,014)          -0-
                                                                      -----------
Comprehensive Income                                                 $(4,395,718)
                            -----------     -------     ---------    ===========  ------------       --------

Balance-June 30, 1998        19,297,107     192,972     9,394,651                   (8,596,690)        (9,335)
Issuance of common stock
  related to deferred
  Compensation                  180,500       1,805         8,258          -0-           -0-            -0-
amortization of deferred
 compensation related to
 stock options and common
 stock for services                -            -0-           -0-          -0-           -0-            -0-
Other Comprehensive Income:
 Foreign currency adjustment       -            -0-           -0-    $     2,583         -0-            2,583
Comprehensive Income:
 Net loss                          -             -             -      (1,886,399)   (1,886,399)         -
                                                                     -----------
Comprehensive Income                                                 $(1,883,816)
                             ----------   ---------    ----------    ===========  ------------       --------

Balance - June 30, 1999      19,477,607   $ 194,777    $9,402,909                 $(10,483,089)      $ (6,752)
                             ==========   =========    ==========                 ============       ========








                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                        STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998


                                          TREASURY     UNAMORTIZED      STOCK-
                                          STOCK AT     DEFERRED        HOLDERS'
                                           COST       COMPENSATION      EQUITY
                                         ---------   ------------       ------
Balance-June 30, 1997                    $ (784)      $(770,313)       $4,606,246

Issuance of common stock
  In exchange for services
 at fair value-June 19, 1998                -0-           -0-           -0-
Amortization of deferred
related to stock options
issued in year ended
June 1997                                   -0-         293,750           293,750
Other                                       -0-           -0-                 (27)
Other Comprehensive income:
 Foreign currency adjustment                -0-           -0-               6,296
Comprehensive Income:
 Net loss                                   -0-           -0-          (4,402,014)

Comprehensive Income
                                        -------      ----------      -------------

Balance-June 30, 1998                      (784)       (476,563)          504,251
Issuance of common stock
  related to deferred
  Compensation                              -0-           -0-              10,063
amortization of deferred
 compensation related to
 stock options and common
 stock for services                         -0-         293,750           293,750
Other Comprehensive Income:
 Foreign currency adjustment                -0-           -0-               2,583
Comprehensive Income:
 Net loss                                    -             -           (1,886,399)

Comprehensive Income
                                        -------      ----------      -------------

Balance - June 30, 1999                  $ (784)     $ (182,813)    $  (1,075,752)
                                        ========     ==========      =============






              The accompanying notes are an integral part of these
                       consolidated financial statements.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEAR ENDED JUNE 30,

                                                                   1999        1998
                                                               -----------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                        $(1,886,399)  (4,402,014)
Adjustments to reconcile net loss
to net cash provided (used) by operating activities:
    Depreciation and amortization                                   292,808      289,613
    Provision for bad debt                                          143,081       66,900
    Noncash compensation expense on granting of stock options             0       50,000
    Investment - at equity                                           65,274       (3,560)
    Noncash compensation expense on shares issued for services      303,813      243,750
    Write-down of goodwill                                                0      180,000
    Changes in operating assets and liabilities:
    Decrease (Increase) in operating assets:
         Accounts receivable                                        (76,644)      79,738
         Prepaid expenses                                             5,307      559,611
         Inventories                                                191,164      248,840
         Advances to suppliers                                      122,415      180,908
         Other receivables                                           13,382       88,097
         Due from investee                                           50,000      (50,000)
         Advance                                                          0       50,228
         Due from related party                                     (32,762)    (258,891)
         Other assets                                               (44,307)      14,147
    Increase (Decrease) in operating liabilities:
         Accounts payable                                            87,615    1,084,875
         Accrued expenses                                            53,019     (256,879)
         Due to related party consultants                           481,124      518,931
         Due to related party                                             0      (49,756)
         Other liabilities                                           (1,768)     (24,430)
                                                                -----------   ----------
          Net Cash Provided (Used) by Operating Activities         (232,878)  (1,389,820)
                                                                -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                             (63,959)    (945,135)
     Change from consolidation to equity accounting
        for investee                                                      0      (43,669)
                                                                -----------   ----------
         Net Cash Used by Investing Activities                      (63,959)    (988,804)
                                                                -----------   ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                               2,583        3,867
                                                                -----------   ----------
DECREASE IN CASH AND CASH EQUIVALENTS                              (294,254)  (2,364,757)
CASH AND CASH EQUIVALENTS, beginning of year                        409,806    2,784,563
                                                                -----------   ----------
CASH AND CASH EQUIVALENTS, END OF YEAR                          $   115,552   $  409,806
                                                                ===========   ==========

NONCASH INVESTING AND FINANCING ACTIVITIES

     The Company  issued common stock valued at $10,063 for the year ended
June 30, 1999 in exchange for services.





              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  THE COMPANY

Tengtu International Corp. (The "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. After operating as a Development Stage Enterprise through 1991, the Company became inactive and remained so until May 1996, when control of it was acquired by several individuals. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee are the development and marketing of educational software and other forms of electronic publishing in China and Canada.

2.  GOING CONCERN

As shown in the accompanying financial statements, the Company incurred a net loss of $1,886,399 for the year ended June 30, 1999 and, as of that date, had a working capital deficiency of $2,420,502. Those factors, as well as a significant downsizing of operations in its largest operating subsidiary for the year ended June 30, 1999, create an uncertainty about the Company's ability to continue as a going concern.

Management has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes an injection of $250,000 into the Company, allocated approximately $150,000 as equity and $100,000 as debt; the majority of the funds was received by October 28, 1999. Additionally, the Chinese government has granted the minority owner of one of the Company's subsidiaries in China an exclusive license to upgrade the computer systems in grades kindergarten through twelve in the Chinese public school system. This project is intended to be carried out through the Company's subsidiary. In order to exploit this license, the minority owner has entered into three market development agreements, including one with Microsoft (China) Co., Ltd., to provide computer software and hardware to the schools. To help fund this project, the minority owner of the Company's subsidiary has received bank loans of approximately $4,600,000, which were received in two installments in September and November 1999. It is anticipated that the Company's subsidiary will receive advances if these monies from the minority owner of the subsidiary on an as needed basis. Additionally, the Company has entered into agreements with a number of its related party consultants (see Note 10) to defer payment of their respective fees until the company completes a major financing transaction either through equity or debt (see additional plans - Note 17a).

The ability of the Company to continue as a going concern is dependent on the success of its plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3.  SIGNIFICANT ACCOUNTING POLICIES

     a.  PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant intercompany balances and transactions have been eliminated on consolidation.

         The Company contributed capital of $6,000,000 to a subsidiary in which the minority has a 43% interest. No portion of the $6,000,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

         In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value of these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

     b.  USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 1999, and reported amounts of revenues and expenses during each of the two fiscal years then ended. Actual results could differ from those estimates.

     c.  REVENUE RECOGNITION

         Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted users and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists,
         (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable.

         Revenue from software license fees is recognized on a straight line basis over the term of the license.

         Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within approximately two weeks of delivery.

         The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.


     d.  INVENTORIES

         Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

     e.  PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets, which range from two to ten years.

     f.  GOODWILL

         Goodwill represented the excess of cost of an acquired subsidiary over the fair value of net assets acquired, and was amortized on the straight-line basis over ten years. [See Note 5].

     g.  CASH EQUIVALENTS

         The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     h.  INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

         The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

     i.  LOSS PER SHARE

         Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 1999 and 1998, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they may dilute earnings per share in the future.

     j.  ADVERTISING EXPENSE

         The Company expenses advertising costs as incurred.

     k.  IMPAIRMENT

         The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. [See Note 5].


     l.  FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

         The functional currency of the Company's subsidiary and joint venture in China is the renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.


         Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

         Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes.

         The Chinese government imposes significant exchange restrictions on transferring funds out of China for purposes unrelated to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.


     m.  ACCUMULATED OTHER COMPREHENSIVE INCOME

         Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

3.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     n.  STOCK-BASED COMPENSATION

         On July 1, 1996, the Company adopted the disclosure requirements of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

     o.  SOFTWARE COSTS

         Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years or the useful life of the related product.


4.   PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1999 is comprised as follows:


     Computer hardware                                 $   106,097
     Computer software                                       9,057
     Furniture and fixtures                                 45,479
     Automobiles                                           206,553
     Office equipment                                       89,369
     Leasehold improvement                                  27,137
     Idle equipment                                         73,305

     Production equipment                                1,256,574
                                                       -----------
     Total at Cost                                       1,813,571

     Less: accumulated depreciation                       (607,811)
                                                        ----------

     Net property and equipment                        $ 1,205,760
                                                       ===========

Depreciation charged to operations for the year ended June 30, 1999 and 1998 was $292,808 and $289,729, respectively, of which approximately $214,601 and $191,871 was included in cost of sales for the year ended June 30,1999 and June 30, 1998, respectively.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

5.       IMPAIRMENT OF GOODWILL

         During the fiscal year ended June 30, 1998, the Company recorded an impairment loss of $180,000 from the write down of goodwill. As a result of the loss for the year ended June 30, 1998, and the necessary revisions to the projected future undiscounted cash flows, there was no longer justification for the carrying value of goodwill resulting from the Company's investment in a joint venture of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June 1996. Fair value of goodwill was based on the present value of estimated expected future cash flows from the related assets. As of June 30, 1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

6.       INCOME TAXES

         For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

         The Company has accumulated approximately $5,330,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expire in years from 2005 to 2019. Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended.

         As the Company is not liable for either current or deferred income taxes for the years ended June 30, 1999 and 1998, respectively, no provision is shown on the statement of operations. The Company has recorded a deferred tax asset of approximately $1,813,000 at June 30, 1999 and $1,486,000 at June 30, 1998 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $327,000 and $717,000 during the years ended June 30, 1999 and 1998 respectively. The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

         The net operating losses for the Company's Chinese joint venture and subsidiaries, total approximately $6,230,000. Net operating losses in China can be carried forward for five years. The Company's Chinese net operating losses expire between 2002 and 2004.


7.       CONCENTRATION OF CREDIT RISK

         The Company operates through subsidiaries located principally in Beijing, China and and investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in both geographic regions.

         The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)


7.  CONCENTRATION OF CREDIT RISK (CONTINUED)

         The Company established an allowance for doubtful accounts at June 30, 1999 of $209,981. The Company believes any credit risk beyond this amount would be negligible.

         At June 30, 1999, the Company had approximately $96,700 of cash in banks uninsured. The Company did not have balances in excess of the federally insured amounts in U.S. banks.

         The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

         For the fiscal years ended June 30, 1999 and 1998 no customer accounted for more than 10% of total sales.

8.       COMMITMENTS AND CONTINGENCIES

         a. The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:


                 YEAR ENDING
                   JUNE 30,
                   --------
                     2000                                  $      80,810
                     2001                                         66,075
                     2002                                         51,340
                                                                  ------
                    Total                                  $     198,225
                                                                 =======


                  Rent expense for the years ended June 30, 1999 and 1998 has been charged as follows:

                                                                YEAR ENDED JUNE 30,
                                                                1999          1998
                                                                ----          ----

                  General and administrative expense          $  54,551   $  790,065
                  Research and development                            0      110,810
                  Selling expense                                 8,900       79,531
                  Cost of sales                                  52,114       72,257
                                                              ---------   -----------
                  Total rent expense                          $ 115,565   $1,052,663
                                                              =========   ===========

                  The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:

                           YEAR ENDING
                             JUNE 30,
                             --------
                              2000                        273,750
                                                          -------

         b. The Company leased office space under an operating lease, expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability is included in accrued expenses at June 30, 1999 and is part of rent expense within the Statement of Operations for the year ended June 30, 1998.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

         c. The Company is committed to contribute $6,000,000 to the joint venture (see Note 5) and to begin making deferred compensation payments to its related party consultants (see Notes 2 and 10) upon the completion of its next major financing. However, the timing of the payment of deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's board of directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.



9.      RELATED PARTY TRANSACTIONS

         In the normal course of business with the joint venturer, the Company generated a receivable balance of $293,287 which represents the net balance of advances to and from the Company during the year ended June 30, 1999. The Company advanced $30,000 to one of the officers during the year.

         During 1999 and 1998 respectively, the Company incurred consulting and related expenses of approximately $787,400 and $952,700 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. Approximately $249,500 of the amount incurred in fiscal year 1998 was paid during the same year. No payments have been made for the amounts incurred in fiscal year 1999.

         Of the total expenses incurred, approximately $243,750 for both 1999 and for 1998 represent the value of common shares issued for services to two officers. The officers entered into agreements with the Company in the year ended June 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

10.      STOCK OPTIONS

         The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 shares. The first stock option plan was approved on December 29, 1998 for two (2) million shares. The second stock option plan was approved on August 31, 1999 for three (3) million shares. Both plans were approved by the shareholders of the Company.

         The maximum number of shares granted to any individual under the two stock option plans is 300,000 shares. The following were granted stock options under the first plan in March, 1999 (1997 Plan), but have not yet exercised the options.

         Pak Cheung, Chairman and CEO                           300,000 shares
         Barry Clark, President and Director                    300,000 shares
         Jack Lian, Director                                    300,000 shares
         Hai Nan, Director                                      300,000 shares
         Xiao Feng Lin, President, Tengtu United                300,000 shares
         Greg McLelland, Vice President                         150,000 shares*
         Simon Hui, VP Finance and Controller                    75,000 shares
         Michael Meakes, VP - Iconix                             50,000 shares
         Other Employees                                        300,000 shares**
         Gordon Reid, Director                                   75,000 shares
         John Watt, Director                                     75,000 shares
         Michael Nikiforuk, Director                             75,000 shares

                                    Sub-total                  2,300,000 shares

         * On April 8, 1997, the Company entered into an agreement with Gregory McLelland to provide consulting services and to serve as an officer of the Company. The term of the agreement is three years. The agreement provides a $125,000 annual salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

         ** To various employees of TIC Beijing and Tengtu United who are not officers or directors of the Company.

         The shortfall in the 1997 Plan was made up from shares included in the 1999 Plan.

         The following were granted stock options under the 1999 Plan but have not yet exercised the options:

         Simon Hui, VP Finance and Controller                     75,000 shares


         All of the stock options granted under the 1997 Plan, except for 150,000 issued to Greg McLelland (see above and the following paragraph), had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of grant. The Board of Directors determines the life, but has not yet done so for the options granted.

         The following table summarized information concerning currently outstanding and exercisable stock options.


                          Outstanding        Weighted Average   Exercisable at
         Exercise Price   at June 30, 1999   Contractual Life   June 30, 1999
         --------------   ----------------   ----------------   --------------
              $.25             150,000          8.0 years          150,000
               .218          1,850,000          9.5 years        1,850,000

         Greg McLelland was granted options on April 8, 1997 to purchase
         150,000 shares of common stock at one-third of the market price of the stock at the date of grant. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 1999, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral is being recognized ratably over three years, with $50,000 being charged to operations for the years ended June 30, 1999 and 1998.

         Had the Company elected to recognize compensation expense for all options grantedusing the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:


                                                   YEARS ENDED JUNE 30,
                                                   --------------------

                                                 1999                1998
                                                 ----                ----
              Net Loss as Reported           $(1,886,399)        $(4,402,014)
              Pro Forma Net Loss              (2,176,401)         (4,416,348)
              Loss Per Share as Reported            (.10)               (.23)
              Pro Forma Loss Per Share              (.11)               (.23)


         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000.

         The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:


                                                JUNE 30, 1999     JUNE 30, 1997
                                                -------------     -------------
               Risk Free Interest Rate               4.5               6.5
               Expected Life                         2.0               1.8
               Expected Volatility                  13.7              16.2
               Expected Dividends                   None              None

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)


11.      AUTHORITATIVE PRONOUNCEMENTS

         In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". Both are effective for financial statements for fiscal years beginning after December 15, 1997.
         SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 131 changes how operating segments are reported in the annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders.

         Both standards have been adopted in these financial statements.

         In February 1998, the FASB issued SFAS No. 132, "Employers Disclosure about Pensions and Other Postretirement Benefits", which is effective for fiscal years beginning after December 15, 1997. The modified disclosure requirements are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

         The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

         SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all the provisions of SFAS No. 133 is not to be applied retroactively to the financial statements of prior periods. The Company will evaluate the new standard to determine any required new disclosures or accounting.

TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)



12.      SUBSEQUENT EVENT

         a. In July, 1999, the Company incorporated a holding company, Edsoft Platforms (Canada) Inc. ("Edsoft") in which it owns 55%. Edsoft owns 100% of a newly incorporated company, Edsoft Platforms (H.K.) Limited which markets educational software in Hong Kong. The Company will contribute technology and a group of private investors, in July 1999, has advanced approximately $250,000 into Edsoft as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be convertd into common shares of the Company at $3 per share if the loan is not paid in full after 3 years.

13.      LITIGATION

         In December 1998 one of the company's Chinese subsidiaries reached a court settlement with one of its suppliers that requires the subsidiary to return approximately $93,500 of inventory to the supplier. This amount has been removed from inventory and the liability is included in accounts payable at June 30, 1999.

14.      PRESENTATION

         Certain amounts in the June 30, 1998 financial statements have been reclassified to correspond with the June 30, 1999 presentation.

15.      SUBSEQUENT EVENT (UNAUDITED)

         a.       EQUITY FINANCING

         The Company is negotiating for additional equity financing of approximately $5,000,000, which will be contributed to Edsoft Platforms (H.K.) Limited (see Note 13a). The potential investor will then own approximately 20% of that company.


16.       ALLOWANCE FOR BAD DEBTS


FOR THE
YEAR ENDED   BALANCE-    CHARGED TO   CHARGED TO                    BALANCE-
JUNE 30,     BEGINNING   EXPENSE      OTHER ACCTS.   DEDUCTIONS     ENDING
----------   ---------   ----------   ----------     ----------     --------

 1998         $   --      $ 66,900      $  --          $  --        $ 66,900
 1999          66,900      143,081         --             --         209,981